EXHIBIT 10.3

AFFINION GROUP HOLDINGS, INC.

2007 STOCK AWARD PLAN

PERFORMANCE INCENTIVE AWARD AGREEMENT

THIS PERFORMANCE INCENTIVE AWARD AGREEMENT (the “Agreement”), is made, effective as of the ____ day of April, 2014 (hereinafter the “Date of Grant”), between Affinion Group Holdings, Inc., a Delaware corporation, (the “Company”), and __________ (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Affinion Group Holdings, Inc. 2007 Stock Award Plan, as amended (the “Plan”), pursuant to which performance incentive awards may be granted; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to grant to the Participant a performance incentive award, subject to the terms set forth herein (the “Award”).

NOW THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Grant of Performance Incentive Award.  The Company hereby grants to the Participant, on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan, on the Date of Grant an Award with an aggregate cash value equal to $[_____] (the “Award Cash Value”).   Fifty percent (50%) of the Award Cash Value shall be granted to the Participant in the form of performance incentive units (“PIUs”) and the remaining fifty percent (50%) of the Award Cash Value shall be granted to the Participant in the form of a cash incentive award (the “CIA”).  On any given date, the value of each PIU shall equal the Fair Market Value of one share of Common Stock.  The PIUs shall be credited to a separate account maintained for the Participant on the books of the Company (the “Account”).   The Award shall vest and settle in accordance with Section 3 hereof.

2. Incorporation by Reference, Etc.  The provisions of the Plan are hereby incorporated herein by reference.  Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.  The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and the Participant’s legal representative in respect of any questions arising under the Plan or this Agreement.

3. Terms and Conditions.  The number of PIUs and the amount of the CIA granted to the Participant that will actually vest and be settled shall be determined pursuant to a two-step process: (i) first the maximum number of PIUs and the maximum amount of the CIA that are eligible to vest shall be calculated as provided under Section 3(a) hereof and (ii) then the maximum number of PIUs and the maximum amount of the CIA calculated under clause (i) that will actually vest and be settled shall be determined on the basis of the Participant’s continued service with the Company as set forth in Section 3(b) hereof.

(a) Performance Determination.  The number of PIUs and the amount of the CIA into which the Participant will be eligible to vest shall be determined based on the attainment of the overall corporate and business unit performance goals, as applicable, (collectively, the “Performance Goals” and each, a “Performance Goal”) set forth on, and in accordance with, Schedule I attached hereto during the period commencing on January 1, 2014 and ending on December 31, 2014 (the “Performance Period”). As soon as practicable following the completion of the Performance Period, the Committee shall determine and certify the actual level of attainment of the Performance Goals. On the basis of that certified level of attainment, (i) the number of PIUs will be multiplied by the applicable percentage determined in accordance with the percentile matrix set forth on Schedule I attached hereto (such product, the “Adjusted PIUs”) and (ii) the amount of the CIA will be multiplied by the applicable percentage determined in accordance with the percentile matrix set forth on Schedule I attached hereto (such product, the “Adjusted CIA”). The number of Adjusted PIUs and the amount of the Adjusted CIA resulting from such calculations shall constitute the maximum number of PIUs and the maximum amount of the CIA into which the Participant may vest in accordance with Section 3(b) below.

(b) Service Vesting.  The Adjusted PIUs and the Adjusted CIA shall vest in three (3) substantially equal installments on each of March 15, 2015, March 15, 2016 and March 15, 2017 (each such date, a “Vesting Date”), subject to the Participant’s continued service with the Company on each applicable Vesting Date.

(c) Settlement.  To the extent the Adjusted PIUs and the Adjusted CIA become vested in accordance with Section 3(b) above on a given Vesting Date, (i) with respect to the Adjusted PIUs that become vested on such Vesting Date, the Company shall issue and deliver to the Participant (and upon such settlement, the PIUs shall cease to be credited to the Account) one share of

Common Stock for each such Adjusted PIU, subject to applicable withholding taxes, and (ii) with respect to the portion of the Adjusted CIA that becomes vested on such Vesting Date, the Company shall pay to the Participant an amount in cash equal to the vested portion of the Adjusted CIA, subject to applicable withholding taxes, in each case, as soon as practicable following the Vesting Date but in no event later than the sixtieth (60th) day following the Vesting Date (such date, the “Settlement Date”).

(d) Restrictions.  The Award granted hereunder may not be sold, pledged or otherwise transferred (other than by will or the laws of decent and distribution or as otherwise permitted by the Committee) and may not be subject to lien, garnishment, attachment or other legal process.  The Participant acknowledges and agrees that, with respect to the Award, the Participant has no voting rights with respect to the Company unless and until the PIUs subject to the Award are settled in shares of Common Stock pursuant to Section 3(c) hereof.

(e) Effect of Termination of Services.  If the Participant’s service with the Company terminates for any reason, any then unvested portion of the Award shall be forfeited without further consideration to the Participant.  For the avoidance of doubt, in the event that the Participant’s service with the Company terminates other than for Cause after the applicable Vesting Date but prior to the applicable Settlement Date, the Adjusted PIUs and the portion of the Adjusted CIA that become vested on such Vesting Date will remain payable on such Settlement Date.  In the event that the Participant’s service with the Company terminates for Cause, any then unpaid portion of the Award, whether vested or unvested, shall be forfeited without further consideration to the Participant.

(f) Dividend Equivalents.  If any cash or in-kind dividends are paid with respect to the shares of Company Common Stock underlying the PIUs prior to the applicable Vesting Date for such portion of the Award, the Company shall pay to the Participant an amount (either in cash or shares of Common Stock, as determined by the Committee) without interest, upon the Settlement Date for such portion of the Award, as if each PIU subject to the Award were one share of Common Stock.  For the avoidance of doubt, dividend equivalents shall not be payable with respect to the CIA portion of the Award.

(g) Compliance With Securities Laws.  The Company will not be required to issue any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933, as amended, or any other applicable federal or state securities laws or regulations.  Prior to the issuance of any shares pursuant to this Agreement, the Company may require that the Participant (or the Participant’s legal representative upon the Participant’s death or disability) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws, with this Agreement or otherwise.  The Company may also delay issuance of shares of Common Stock hereunder to the extent set forth in Treasury Regulation section 1.409A-2(b)(7).  Any shares acquired by the Participant may bear a restrictive legend summarizing any restrictions on transferability applicable thereto, including those imposed by federal and state securities laws.

(h) Taxes.  Upon the settlement of the Award in accordance with Section 3(c) hereof, the Participant shall recognize taxable income in respect of the Award and the Company shall report such taxable income to the appropriate taxing authorities in respect of the Award as it determines to be necessary and appropriate.  The Company shall have the right to require the Participant to remit to the Company, or to withhold from amounts payable to the Participant, as compensation or otherwise (including, without limitation, in settlement of PIUs and the CIA granted hereunder), an amount sufficient to satisfy all federal, state and local withholding tax requirements, as applicable.  The Participant shall satisfy any required withholding obligation with respect to the CIA in cash and with respect to the PIUs by having the Company withhold shares of Common Stock acquired in connection with the settlement of such PIUs.

(i) Rights as a Stockholder.  Upon and following settlement of the Award on each applicable Settlement Date, the Participant shall be the record owner of any shares of Common Stock delivered upon such settlement unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of the Company (including voting rights), subject in each event to the Company’s Management Investor Rights Agreement.  Prior to settlement in shares on the Settlement Date, as applicable, the Participant shall not be deemed for any purpose to be the owner of shares of Common Stock underlying the Award.

(j) Committee Authority.  Notwithstanding anything herein to the contrary, the Committee shall have sole and plenary authority to determine whether, and to what extent, the Performance Goal(s) set forth on Schedule I attached hereto are attained.  In addition, in the event that one or more Performance Goals are not attained in accordance with Schedule I attached hereto, the Committee may provide that all or a portion of the Award shall remain outstanding and eligible to vest in accordance with Section 3(b) hereof notwithstanding such level of attainment, in such amounts as the Committee may determine in its sole and absolute discretion.  Notwithstanding anything herein to the contrary, in determining the actual amount of the Award earned during the Performance Period, the Committee may increase or reduce the amount of the Award earned if, in its sole judgment, such increase or reduction is appropriate.

4. Miscellaneous.

(a) General Assets.  Amounts credited to the Participant’s Account under this Agreement, if any, shall continue for all purposes to be part of the general assets of the Company.  The Participant’s interest in the Account shall make the Participant only a general, unsecured creditor of the Company.

(b) Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

if to the Company:

Affinion Group Holdings, Inc.

6 High Ridge Park Road

Stamford, CT 06905

Facsimile: (203) 956-1206

Attention: Executive Vice President, Human Resources

if to the Participant, at the Participant’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

(c) Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d) No Rights to Continue Service.  Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(e) Bound by Plan.  By signing this Agreement, the Participant acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(f) Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(g) Entire Agreement.  This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.  No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(h) Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principals of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(i) Headings.  The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(j) Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(k) Lock-Up Agreement.  The Participant hereby agrees that the Participant will not, without the prior written consent of the managing underwriter of the Company’s initial public offering pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “IPO”), during the period provided for in the Management Investor Rights Agreement, as referenced above (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise dispose of or transfer, directly or indirectly, any shares of Common Stock received by the Participant upon settlement of the PIUs (“PIU Shares”) held immediately prior to the effectiveness of the registration statement for the IPO or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the PIU Shares, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of PIU Shares or other securities, in cash or otherwise.

(f) Settlement Restriction.  Notwithstanding any other provision of the Plan or this Agreement to the contrary, prior to the Restriction Release Date (as defined below), the Company may restrict the settlement of the Award in shares of Common Stock if, at the time of such settlement, the Company has more than 450 “holders of record” (as understood for purposes of Section 12(g) of the Exchange Act) of shares of Common Stock.  The limitations set forth in the immediately preceding sentence shall not prohibit: (i) settlement of the Award in shares of Common Stock if, immediately prior to the settlement, the Participant is a holder of record of shares of Common Stock or (ii) settlement of the Award in shares of Common Stock so long as after giving effect to such settlement the Company has no more than 450 holders of record of Common Stock. In the event that the settlement of the Award is restricted pursuant to the foregoing, the Committee may provide that settlement of the Award will be made in cash in lieu of shares of Common Stock.  For purposes of this Agreement, “Restriction Release Date” shall mean the date on which the Company has a class of equity securities registered under Section 12(b) or Section 12(g) of the Exchange Act.

(g) Section 409A.  Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Code Section 409A, or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A.  If the Participant notifies the Company (with specificity as to the reason therefor) that the Participant believes that any provision of this Agreement  would cause the Participant to incur any additional tax or interest under Code Section 409A or the Company independently makes such determination, the Company shall, after consulting with the Participant, reform such provision (or award of compensation or benefit) to attempt to comply with or be exempt from Code Section 409A through good faith modifications to the minimum extent reasonably appropriate.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Participant and the Company without violating the provisions of Section 409A. Notwithstanding the foregoing, none of the Company, its Affiliates, officers, directors, employees, or agents guarantees that this Agreement complies with, or is exempt from, the requirements of Code Section 409A and none of the foregoing shall have any liability for the failure of this Agreement to comply with, or be exempt from, such requirements.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AFFINION GROUP HOLDINGS, INC.

By:
Name:
Title:

PARTICIPANT

[Name of Participant]

SCHEDULE I

PERFORMANCE GOALS

The maximum number of PIUs (referred to as the “Adjusted PIUs”) and the maximum amount of the CIA (referred to as the “Adjusted CIA”) into which the Participant may vest, based on the Participant’s continued service with the Company in accordance with Section 3(b) of the Agreement, shall be determined based on attainment of the Performance Goals and the percentile matrix set forth below.

[Corporate Employees: One hundred percent (100%) of the PIUs and CIA shall be determined based upon the attainment of overall corporate Performance Goals in accordance with the percentile matrix below.]

[Non-Corporate Employees: Fifty percent (50%) of the PIUs and CIA shall be determined based upon the attainment of overall corporate Performance Goals in accordance with the percentile matrix below.  In addition, the remaining fifty percent (50%) of the PIUs and CIA shall be determined based upon the attainment of business unit Performance Goals in accordance with the percentile matrix below.]

Category	Performance Goal	Target
Overall Corporate	Adjusted EBITDA
Business Unit	CL
AI
Membership/FI
Membership/RSG
ABG

Performance Goal Attainment Level	Target PIUs Vesting
<90%	0%
90%	50%
95%	75%
100%	100%
105%	110%
110%	120%
125%	150%
•	Performance Goal attainment that falls below the 90% threshold will result in no payout with respect to that Performance Goal.
•	Performance Goal attainment at 100% will result in target payout of 100% of the PIUs and the CIA with respect to that Performance Goal.
•

Performance Goal attainment between 90% and 100% will be interpolated on a straight line basis (rounded to the nearest tenth of a percentage point using standard rounding conventions) such that each incremental 1% increase in attainment with respect to the Performance Goal will result in a 5% increase in the number of PIUs and the amount of the CIA, as applicable.

•

Performance Goal attainment between 100% and 125% will be interpolated on a straight line basis (rounded to the nearest tenth of a percentage point using standard rounding conventions) such that each incremental 1% increase in attainment with respect to the Performance Goal will result in a 2% increase in the number of PIUs and the amount of the CIA, as applicable.

•	Performance Goal attainment at 125% or greater will result in a maximum payout of 150% of the number of PIUs and the amount of the CIA, as applicable, with respect to the Performance Goal.

The following payout example is presented for purposes of illustration only:

•	Position: Loyalty EVP
•	Award Cash Value: $150,000
•	Fair Market Value per share on Date of Grant: $1.14
•	Amount of CIA: $75,000 (50% of $150,000)
•	Total Number of PIUs: 65,789 ($75,000 ÷ $1.14)

•	Performance Goals (50% funded by divisional target; 50% funded by corporate target)
o	Division:
•	Target: $80M
•	Performance: $82.1M (102.6% of Target)
•	Result: Funded at 105.2%
•	Adjusted PIUs based on Division Performance: 34,605 (105.2% of 32,895)
•	Adjusted CIA based on Division Performance: $39,450 (105.2% of $37,500)
o	Corporate:
•	Target: $320M
•	Performance: $320M (100% of Target)
•	Result: Funded at 100%
•	Adjusted PIUs based on Corporate Performance: 32,895 (100% of 32,895)
•	Adjusted CIA based on Corporate Performance: $37,500 (100% of $37,500)
•	Total Number of Adjusted PIUs: 67,500
•	Total Adjusted CIA: $76,950
o	Vesting Date 1:
•	Adjusted PIUs: 22,500
•	Adjusted CIA: $25,650
o	Vesting Date 2:
•	Adjusted PIUs: 22,500
•	Adjusted CIA: $25,650
o	Vesting Date 3:
•	Adjusted PIUs: 22,500
•	Adjusted CIA: $25,650
o

On each applicable Settlement Date, the Participant would receive 22,500 shares in respect of the vested portion of the Adjusted PIUs and $25,650 in cash in respect of the vested portion of the Adjusted CIA, in each case, subject to applicable withholding taxes.